Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Member of
Sentinel NC-1, LLC

We have audited the accompanying balance sheet of Sentinel NC-1, LLC (the "Company") as of December 31, 2016, and the related statements of operations, member's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sentinel NC-1, LLC as of December 31, 2016, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ EisnerAmper LLP

New York, New York
May 9, 2017

SENTINEL NC-1, LLC
(a Delaware limited liability company)
Balance Sheet
December 31, 2016
Assets
Real Estate, at Cost:
Land and Land Improvements	$6,003,260
Building and Improvements and Tenant Improvements	120,210,810
Furniture, Fixtures, and Equipment	517,389
126,731,459
Less: Accumulated Depreciation	(10,498,051)
116,233,408
Cash and Cash Equivalents	3,428,462
Tenant Receivables	679,043
Deferred Rent Receivable	10,787,435
Deferred Leasing Costs, net of Accumulated Amortization of $3,123,558
as of December 31, 2016	26,623,902
Prepaid Expenses and Other Assets	944,569
$158,696,819
Liabilities and Member's Equity
Liabilities:
Mortgage Loan Payable, net of Unamortized Debt Issuance Costs of $801,409	$83,432,799
Lease Obligation Payable - Related Party	26,925,774
Accounts Payable and Accrued Expenses	4,158,019
Unearned Revenue	512,119
Due to Affiliates	3,546,334
Total Liabilities	118,575,045
Commitment and Contingencies
Member's Equity	40,121,774
$158,696,819
See notes to Financial Statements.

SENTINEL NC-1, LLC
(a Delaware limited liability company)
Statement of Operations
Year Ended December 31, 2016
Revenue:
Rental Income, including straight-line rent adjustment of $5,733,687
and lease inducement amortization of ($2,342,856)	$10,730,955
Utility and Other Reimbursements	1,364,099
12,095,054
Expenses:
Operating Expenses	4,069,042
Real Estate Taxes	749,211
Depreciation	4,267,409
Amortization	119,259
9,204,921
Operating Income	2,890,133
Interest Expense, including amortization of deferred financing costs of $324,207, loan
modification fees of $226,054 and Related Party Interest of $1,319,670	(3,872,211)
Net Loss	$(982,078)
See notes to Financial Statements.

SENTINEL NC-1, LLC
(a Delaware limited liability company)
Statement of Member's Equity
Balance, December 31, 2015	$42,042,626
Distributions	(938,774)
Net Loss	(982,078)
Balance, December 31, 2016	$40,121,774
See notes to Financial Statements.

SENTINEL NC-1, LLC
(a Delaware limited liability company)
Statement of Cash Flows
Year Ended December 31, 2016
Year Ended December 31, 2016
Cash Flows From Operating Activities
Net Income	$(982,078)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation and Amortization	7,053,732
Changes in Operating Assets and Liabilities:
Cash - Restricted for Interest Payments	709,275
Tenant Receivables	(586,511)
Deferred Rent Receivable	(5,733,687)
Prepaid Expenses and Other Assets	(399,269)
Due to Affiliates	2,668,725
Accounts Payable and Accrued Expenses	428,291
Unearned Revenue	231,326
Deferred Leasing Costs	(545,885)
Net Cash Provided by Operating Activities	2,843,919
Cash Flows From Investing Activities
Building Improvements	(33,978,175)
Net Cash Used in Investing Activities	(33,978,175)
Cash Flows From Financing Activities
Proceeds from Mortgage Loan Payable	35,117,525
Payments of Lease Obligation Payable	(1,349,055)
Deferred Financing Costs	(708,895)
Due to Affiliates	(492,144)
Distributions to Member	(938,774)
Net Cash Provided by Financing Activities	31,628,657
Increase in Cash and Cash Equivalents	494,401
Cash and Cash Equivalents, Beginning of Year	2,934,061
Cash and Cash Equivalents, End of Year	$3,428,462
Supplemental Disclosure of Cash Flow Information:
Interest Paid, Including Capitalized Interest of $235,091	$2,111,494
Non-Cash Investing Activities:
Accrued Additions to Real Estate and Improvements	$3,122,943
Capitalized Amortization of Deferred Financing Costs	$39,257
See notes to Financial Statements.

SENTINEL NC-1, LLC
(a Delaware limited liability company)

Notes to Financial Statements December 31, 2016

NOTE A - FORMATION AND BUSINESS

Sentinel NC-1, LLC ("NC-1") is a single-member Delaware limited liability company functioning as the single- purpose ownership entity for 2223 North East Creek Parkway in Durham, North Carolina. Its operations consist of a large-scale data center development (the "Property") operated under the "Sentinel Data Centers" brand and referred to specifically as "Sentinel NC-1." Sentinel Data Centers is engaged in the business of ownership, acquisition, construction and management of strategically located data centers such as Sentinel NC-1 in growing data center markets, primarily in the Eastern United States. Data centers are highly specialized and secure buildings designed to provide the power, cooling and network access necessary to efficiently and reliably house mission-critical technology hardware, including servers, storage devices, switches, routers and fiber optic transmission equipment servicing the specialized needs of their various tenants.

NC1's sole member is Sentinel Properties-Durham LLC (the "Member"). The liability of the Member is limited to the amount of equity contributions made.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1]	Basis of presentation:

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and include the accounts of NC-1. All significant intercompany balances and transactions have been eliminated in consolidation.

[2]	Use of estimates:

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at year end and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates primarily relate to the estimated useful life of fixed assets, and the collectability of tenant receivables and commitments and contingencies. Management believes these estimates and assumptions are reasonable based upon information available at the time they were made. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.

[3]	Fair value measurements:

Disclosures of estimated fair value were determined by management using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

SENTINEL NC-1, LLC
(a Delaware limited liability company)

Notes to Financial Statements December 31, 2016

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[3]	Fair value measurements: (continued)

The methodologies used for valuing such instruments have been categorized into three broad levels as follows:

Level 1 - Quoted prices in active markets for identical instruments.

Level 2 - Valuations based principally on other observable market parameters, including:

•	Quoted prices in active markets for similar instruments,

•	Quoted prices in less active or inactive markets for identical or similar instruments,

•	Other observable inputs (such as interest rates, yield curves, volatilities, loss severities, credit risks and default rates), and

•	Market corroborated inputs (derived principally from or corroborated by observable market data).

Level 3 - Valuations based significantly on unobservable inputs.

•
Valuations based on third-party indications such as broker quotes or counterparty quotes, which were, in turn, based significantly on unobservable inputs or were otherwise not supportable as Level 2 valuations.

•	Valuations based on internal models with significant unobservable inputs.

These levels form a hierarchy. The Company follows this hierarchy for its financial instruments' disclosures of fair value on a recurring basis. The classifications are based on the lowest level of input that is significant to the fair market measurement.

[4]	Revenue recognition:

All leases are classified as operating leases and rents are recognized on a straight-line basis over the term of the lease. Rental revenue recognition commences when the tenant takes possession or controls the physical use of the leased space. The excess of rents recognized over amounts contractually due pursuant to the underlying lease is included in deferred rent receivable on the accompanying balance sheet. Contractually due but unpaid rents are included in tenant receivables on the accompanying balance sheet. In addition to base rent, tenants are generally sub-metered for utilities and other items, which they reimburse the Company for. Rents received in advance of their contractual due dates are recorded as deferred revenue and recognized as rental income when earned.

The Company utilizes the allowance method of accounting for doubtful accounts and evaluates the collectability of its receivables based upon various factors including the financial condition and payment history of its tenants. Management has determined that all receivables at December 31, 2016 are fully collectible.

[5]	Real estate and construction in progress:

Real estate is stated at cost, less accumulated depreciation. Costs directly related to the redevelopment of the Property, including pre-development (soft costs), construction, interest, real estate taxes and certain indirect costs (primarily site supervision) incurred during the development period, are capitalized. Capitalization ceases when a project or a portion thereof becomes operational, or when construction is postponed.

SENTINEL NC-1, LLC
(a Delaware limited liability company)

Notes to Financial Statements December 31, 2016

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[5]	Real estate and construction in progress: (continued)

Ordinary repairs and maintenance are expensed as incurred; major replacements and betterments, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives. Fully depreciated assets are removed from the accounts.

The Property is depreciated using the straight-line method over the estimated useful lives of the assets. Estimated lives are as follows:

Category	Period of useful life
Building	39 years
Land improvements	20 years
Building improvements	Lesser of 39 years or remaining useful life of the related building and/or estimated useful life of improvements (10-39 yrs.)
Tenant improvements	Lesser of remaining term of lease or estimated useful life (5-15 yrs.)
Furniture, fixtures and equipment	3 to 7 years

Depreciation expense for the year ended December 31, 2016 was $4,267,409.

On a periodic basis, management assesses whether there are any indicators that the value of the real estate property may be impaired. A property's value is impaired if the estimated aggregate future cash flows (undiscounted) to be generated by the Property are less than the carrying value of the Property. To the extent impairment has occurred, the loss shall be measured as the excess of the carrying amount of the Property over the fair value of the Property, with fair value typically based on a discounted cash flow analysis or an income capitalization model. Management has determined that there were no indications of impairment as of December 31, 2016.

The Company, in connection with the Property's redevelopment, may from time to time receive incentive payments from a municipality or utility to aid in or encourage redevelopment. Such incentive payments received are recorded as reduction of the cost of the qualifying improvement. During the year ended December 31, 2016, the Company recognized $133,333 in incentive payments, which have been applied against the cost of building improvements in the balance sheet.

[6]	Deferred costs:

Deferred financing costs consist of fees and costs incurred to obtain construction financing. Such costs are being amortized on the straight-line basis (which approximates the effective interest method) over the term of the loan payable. Such amortization is either being capitalized to construction in progress in the same proportion as interest expense, or is expensed and included with interest expense in the accompanying statement of operations.

Deferred leasing costs consist primarily of commissions, legal fees, and other direct costs incurred to procure or renew tenant operating leases for rental space at the Property. Such costs are being amortized on the straight-line basis over the initial lease term or renewal period as appropriate. Upon early termination of a lease, unamortized leasing costs are written off and included in depreciation and amortization expense.

SENTINEL NC-1, LLC
(a Delaware limited liability company)

Notes to Financial Statements December 31, 2016
NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

[7]	Income taxes:

No provision has been made in the accompanying financial statements for any federal, state, or local income taxes since each item of income, gain, loss, deduction or credit is reportable for income tax purposes by the Company's sole member. As a single member LLC, the Company is a disregarded entity for income tax purposes.

[8]	Concentration of credit risk:

The Company maintains balances at various banks which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000.

[9]	Debt issuance costs:

Effective January 1, 2016, the Company adopted Financial Accounting Standards Board ("FASB") Accounting Standards Update ("ASU") 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The new guidance was applied on a retrospective basis to all periods presented. Prior to the adoption of ASU 2015-03, the Company presented debt issuance costs in the balance sheet as a deferred charge.
As a result of adopting ASU 2015-03 on a retrospective basis, the following opening balances were adjusted:

	As of January 1, 2016
	As originally recorded	As adjusted
Debt issuance costs, net	$389,405	$—
Long-term debt	49,116,682	48,727,277

[10]	Cash equivalents:

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

[11]	Subsequent events:

Management has evaluated subsequent events through May 9, 2017, the date these financial statements were available for issuance.

NOTE C - MORTGAGE LOAN PAYABLE

During June 2013, in connection with the Property's redevelopment for data center use, the Company obtained a mortgage loan facility with M&T Investment Banking Group ("M&T" or "Lender"), which provides, among other things, for a credit facility equal to a maximum of $40,000,000 (the "Loan"), which, as amended, was scheduled to mature on December 5, 2016 (the "Initial Maturity Date"). In October 2015, the Company and Lender further amended the terms of the Loan to provide additional financing of up to a maximum credit facility of $60,000,000 and extend the Initial Maturity Date to October 16, 2018. The Loan may be extended by the Company for two one-year terms upon at least 90 days' prior written notice (but not more 120 days) to Lender, subject to the provisions as set forth in the Loan agreement as amended. Upon the amendment of the Loan's terms, the Company was required to deposit $1,000,000 in a restricted account for the payment of interest and operating expense shortfalls. The balance in such account at December 31, 2016 was $0.

SENTINEL NC-1, LLC
(a Delaware limited liability company)

Notes to Financial Statements December 31, 2016

NOTE C - MORTGAGE LOAN PAYABLE (CONTINUED)

On April 27, 2016, the Company and the Lender further modified the terms of the Loan agreement to, among other things, increase the funds available under the facility to a maximum of $110,000,000, amend the Initial Maturity Date to April 27, 2018, and amend the applicable margin, as defined, and add an additional one year loan extension for a total of three. Upon closing of the modification of the Loan, $2,000,000 was disbursed to the Company. As of December 31, 2016, the Company drew upon the entire $62 million of the Phase 1 tranche, as well as $22,234,207 of the Phase 2A tranche. The modified Loan requires monthly interest only payments, calculated at the borrower's option, at a rate based on the one-month LIBOR plus the applicable margin of 2.75% and 3.25%, or the Base Rate (as defined) plus the applicable margin of 1.00% and 1.5%, for the Phase 1 tranche and Phase 2A tranche, respectively, through the Initial Maturity Date, at which time the entire principal balance and all accrued and unpaid interest become due and payable. The interest rate at December 31, 2016 for the Phase 1 and Phase 2A tranches was 3.47% and 3.97%, respectively, based on the Company's election of the one-month LIBOR plus the applicable margin. Interest incurred for the year ended December 31, 2016 was
$2,202,121, including capitalized interest of $235,091.

In connection with the amendments of the Loan in 2016, all costs associated with the modification paid directly to the lender were capitalized and are being amortized over the modified term. Costs paid to third parties were expensed, and are included in interest expense on the statement of operations. In addition, the net book value of all previously deferred financing costs are being amortized over the modified term. The Company incurred approximately $931,000 to modify the loan in 2016, of which approximately $226,000 was immediately expensed.

The Company entered into an interest rate protection agreement to mitigate the Company's existing or anticipated exposure to unfavorable interest rate changes. The fair value of such instrument at December 31, 2016 was immaterial.

The Loan may be prepaid in whole or in part at any time without penalty or premium with prior notice to lender as provided in the agreement.

The loan is guaranteed by the Member for up to a maximum of $15 million. In addition, the members of the Member have entered into subscription agreements to provide additional capital to the Member or the Company of up to $15 million in connection with the aforementioned guarantee (See Note H).

NOTE D - TENANT LEASES

The Company leases space to various tenants under operating leases expiring through January 2029. Expected future minimum rents to be received over the next five years and thereafter from leases are approximately as follows:

Year ending December 31,
2017	$14,100,000
2018	14,516,000
2019	14,871,000
2020	14,300,000
2021	12,159,000
Thereafter	66,863,000
$136,809,000

As of December 31, 2016, a substantial portion of the building was being held for future development. The remainder, represented by approximately 100,000 square feet of useable data center space is either under lease (approximately 50,000 square feet) or available to be leased. The space under lease is leased to 12 tenants.

SENTINEL NC-1, LLC
(a Delaware limited liability company)

Notes to Financial Statements December 31, 2016

NOTE D - TENANT LEASES (CONTINUED)

At December 31, 2016, rents from four such tenants (exclusive of straight-line rent adjustments and related party lease adjustments) individually exceeded 10% of and collectively accounted for 72.3%, of total annual base rents.

NOTE E - RELATED PARTY TRANSACTIONS

The Company reimburses an affiliate (Sentinel Critical Operations LLC "SCO") for all payroll and related costs and benefits for on-site and other employees. For the year ended December 31, 2016, such costs aggregated approximately $2,203,000. Of such costs, approximately $315,000 was payable to the affiliate at December 31, 2016.

As of December 31, 2016, the Company had outstanding advances to SCO of approximately $90,000. Such advances are due on demand and are non-interest bearing. The net amount of approximately $225,000 is included in due to affiliates on the balance sheet.

In October 2015, the Company entered into a lease agreement with 800 Cottontail, LLC ("800"), an affiliate operating a data center in Somerset, New Jersey. The parties entered into the lease in order to both preserve the rental stream (to 800) of an existing tenant (the "Tenant") of 800 who vacated a portion of its leased space at 800, as well as to induce the tenant to enter into a lease agreement with the Company. The Company has the right to sublease the space it leased from 800 subject to the terms and conditions provided for in the lease, which lease terminates in 2027. The lease with 800 represents a cost to procure the lease with the Tenant now occupying additional space of the Company. As such, the present value of the lease payments (discounted at 4.799% representing the Company's estimated incremental borrowing rate) to 800 were accounted for as a deferred leasing cost with an offsetting lease obligation payable in the accompanying balance sheets. The deferred cost will be amortized on a straight-line basis against rental income over the term of the lease entered into with the Tenant, and the liability will be amortized using the interest method. Amortization and interest expense charged to operations for the year ended December 31, 2016 was approximately $2,343,000 and $1,320,000, respectively. As of December 31, 2016, the Company had outstanding rental payments to 800 of approximately $3,322,000, which is included in due to affiliates on the accompanying balance sheet. Future minimum rents to be incurred to 800 for the next five years are as follows:

As of
Year ending December 31,	December 31, 2016
2017	$2,749,000
2018	2,831,000
2019	2,916,000
2020	3,004,000
2021	3,094,000
Thereafter	20,612,000
$35,206,000

SENTINEL NC-1, LLC
(a Delaware limited liability company)

Notes to Financial Statements December 31, 2016

NOTE F - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosures of estimated fair value were determined by management using available market information and appropriate valuation methodologies. Considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents, tenant receivables, prepaid expenses and other assets, accounts payable and accrued expenses, and deferred revenue are carried at amounts, which reasonably approximate their fair values due to their short maturities.

The fair value of the Company's mortgage loan payable is estimated based on discounting future cash flows at interest rates that management believes reflect the risks associated with a mortgage loan payable of similar risk and duration. At December 31, 2016, the estimated aggregate fair value of the Company's mortgage loan payable, based on Level 3 inputs, approximates its carrying value.

Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 2016. Although management is not aware of any factors that would significantly affect the fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements such that current estimates of fair value may differ significantly from the amounts presented herein.

NOTE G - COMMITMENTS AND CONTINGENCIES

In July 2014, the Company, through its banking institution, issued an irrevocable letter of credit in favor of one of its construction vendors in the maximum amount of $1,388,000, which is outstanding as of December 31, 2016. The letter of credit automatically renews for a term of one year unless terminated by the bank upon at least 60 days' prior written notice to the vendor. In connection therewith, during 2016, the Company incurred letter of credit fees of approximately $35,000, which are included in interest and finance expense in the statement of operations.

In July 2015, the Company entered into a construction management agreement with an unrelated party in connection with the continued redevelopment of Sentinel NC-1. In accordance with the agreement, the construction manager ("CM") is to earn a fee of 2.0% of all project costs (as defined) incurred by the Company. An additional fee is to be earned by the CM on each anniversary of the commencement of work ranging from .5% - 1% and calculated on a tiered basis based on the total value of the prior year's project costs. The agreement is terminable by either party in certain instances as provided for in the agreement. For the year ended December 31, 2016, the Company incurred construction management fees of approximately $591,000, which have been capitalized and included in construction in progress. The CM also acts as the general contractor for the continued redevelopment of Sentinel NC-1. Through December 31, 2016, the Company incurred general construction costs to the New CM approximating $33.2 million (included in building and improvements and tenant improvements on the balance sheet) of which approximately $1,037,000 was payable as of December 31, 2016.

NOTE H - SUBSEQUENT EVENTS

On February 28, 2017, the Company was sold to a public company. Proceeds from the sale were used, among other things, to repay the mortgage loan payable (and associated interest). In addition, on such date, the purchaser amended the articles of organization to change the name of the company to CyrusOne-NC, LLC.